News Release

CONTACTS:

Company:	Investor Relations:
George R. Kirkland	Deborah K. Pawlowski
Executive Vice President, CFO and Treasurer	Kei Advisors LLC
Phone: (229) 873-3830	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports 6% Earnings Growth
for 2017 Second Quarter

MOULTRIE, GEORGIA, July 25, 2017 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB), a full-service community bank holding company, today reported results of operations for the second quarter and six months ended June 30, 2017. Comparisons are to prior year-periods unless otherwise noted.

Second Quarter and Six-Month Income Highlights

•         For the quarter, net income increased 6% to $1.1 million, or $0.42 per diluted share, on strong net interest income growth of $439 thousand to $4.3 million. Revenue growth was driven primarily by a $33.3 million, or 12% increase in average loan volume. Higher revenue more than offset investment costs for expansion of the Company’s Tifton operations.

•	For the six months ended June 30, 2017, net income was up 3.9% to $2.1 million, or $0.84 per diluted share. Net interest income expanded 8% in the first half of 2017, partially offset by a 6% increase in overhead expenses primarily for people, processes and systems to further market penetration.

Balance Sheet Trends and Asset Quality

•	Total assets expanded 11% to $470.3 million at period end as noninterest-bearing deposits grew 22% and interest-bearing deposits were up 10%. Total deposits at June 30, 2017 were $391.2 million.

•	Total loan growth of 12% reflects strong positions in the Company’s leading markets. Total loans were $322.6 million at period end. Continued discipline in underwriting standards resulted in solid credit fundamentals, with year-to-date nonperforming loans to total loans at 0.40% and net charge-offs to average loans at 0.12%.

Capital Management

•	Book value per share grew 5% to $15.83.

•	The Company has a Total Risk-Based Capital Ratio of 13.53%, a Common Equity Tier 1 Capital Ratio of 12.59%, and a Leverage Capital Ratio of 8.96%, all measurably above the federal “well capitalized” standard.

•         In June 2017, the Company paid a quarterly cash dividend of $0.11 per common share. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 89 consecutive years.

“We delivered another strong quarter highlighted by the continued expansion of our customer base. On a year-to-date basis, earnings per share have grown 3.7% and are on pace with last year’s record performance even as we make significant investments related to our Tifton expansion and growth initiatives,” commented DeWitt Drew, President and CEO. “We continue to fortify our structure with technology and talent as we grow into a larger organization. Construction is underway on our full service banking center in Tifton and it is expected to be completed in early 2018. In addition to the Tifton market, our historic Moultrie market is doing well and we believe there remains significant opportunity for growth in Valdosta. Importantly, we are addressing these market opportunities while maintaining our exceptional asset quality.”

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Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, July 25, 2017 at 1:00 p.m. ET. Management will review the financial and operating results for the second quarter of 2017, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored at www.sgfc.com.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday, August 1, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13665153, or access the webcast replay at www.sgfc.com/investorrelations.cfm, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $470 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corporation and Southwest Georgia Bank can be found at: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	June 30,	December 31,	June 30,
	2017	2016	2016
ASSETS
Cash and due from banks	$8,009	$7,700	$5,835
Interest-bearing deposits in banks	8,086	18,819	7,687
Certificates of deposit in other banks	1,985	0	0
Investment securities available for sale	58,142	53,566	43,055
Investment securities held to maturity	50,221	54,603	57,701
Federal Home Loan Bank stock, at cost	1,905	1,874	1,905
Loans, less unearned income and discount	322,636	292,524	288,030
Allowance for loan losses	(3,096)	(3,124)	(3,113)
Net loans	319,540	289,400	284,917
Premises and equipment	11,399	11,209	11,080
Bank properties held for sale	212	212	0
Foreclosed assets, net	0	127	82
Intangible assets	27	35	43
Bank owned life insurance	5,423	5,357	5,295
Other assets	5,356	5,599	4,865
Total assets	$470,305	$448,501	$422,465
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$49,290	$47,420	$28,384
Money market	101,346	95,659	94,093
Savings	30,054	29,007	29,650
Certificates of deposit $100,000 and over	38,335	43,235	33,568
Other time accounts	38,769	39,524	48,817
Total interest-bearing deposits	257,794	254,845	234,512
Noninterest-bearing deposits	133,435	116,648	109,504
Total deposits	391,229	371,493	344,016

Other borrowings	8,448	8,448	7,591
Long-term debt	26,029	26,029	28,476
Accounts payable and accrued liabilities	4,284	4,109	3,839
Total liabilities	429,990	410,079	383,922
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	31,912	30,333	28,919
Accumulated other comprehensive income	(1,472)	(1,786)	(257)
Total	66,435	64,542	64,657
Treasury stock - at cost (**)	(26,120)	(26,120)	(26,114)
Total shareholders' equity	40,315	38,422	38,543
Total liabilities and shareholders' equity	$470,305	$448,501	$422,465

* Common stock - shares outstanding	2,547,437	2,547,437	2,547,837
** Treasury stock - shares	1,746,398	1,746,398	1,745,998

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 SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2017*	2016*	2017*	2016*
Interest income:
Interest and fees on loans	$4,041	$3,657	$7,826	$7,232
Interest and dividend on securities available for sale	344	250	670	550
Interest on securities held to maturity	309	340	625	689
Dividends on Federal Home Loan Bank stock	23	23	47	46
Interest on deposits in banks	40	17	90	39
Interest on certificates of deposit in other banks	10	0	11	0
Total interest income	4,767	4,287	9,269	8,556

Interest expense:
Interest on deposits	269	226	541	433
Interest on federal funds purchased	1	0	1	0
Interest on other borrowings	26	24	52	47
Interest on long-term debt	139	144	277	289
Total interest expense	435	394	871	769
Net interest income	4,332	3,893	8,398	7,787
Provision for loan losses	75	40	150	70
Net interest income after provision for losses on loans	4,257	3,853	8,248	7,717

Noninterest income:
Service charges on deposit accounts	257	255	527	532
Income from trust services	55	51	109	103
Income from retail brokerage services	108	88	197	168
Income from insurance services	378	342	811	814
Income from mortgage banking services	66	92	139	183
Net gain (loss) on the sale or disposition of assets	(10)	(1)	(10)	(1)
Net gain on the sale of securities	43	84	167	112
Other income	203	186	444	412
Total noninterest income	1,100	1,097	2,384	2,323

Noninterest expense:
Salary and employee benefits	2,320	2,178	4,618	4,354
Occupancy expense	276	279	555	567
Equipment expense	212	228	418	450
Data processing expense	384	311	771	654
Amortization of intangible assets	4	4	8	8
Other operating expense	772	680	1,499	1,375
Total noninterest expense	3,968	3,680	7,869	7,408

Income before income tax expense	1,389	1,270	2,763	2,632
Provision for income taxes	315	259	624	573
Net income	$1,074	$1,011	$2,139	$2,059

Net income per share, basic	$0.42	$0.40	$0.84	$0.81
Net income per share, diluted	$0.42	$0.40	$0.84	$0.81
Dividends paid per share	$0.11	$0.10	$0.22	$0.20
Basic weighted average shares outstanding	2,547,437	2,547,837	2,547,437	2,547,837
Diluted weighted average shares outstanding	2,547,437	2,547,837	2,547,437	2,547,837

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At June 30	2017	2016
Assets	$470,305	$422,465
Loans, less unearned income & discount	$322,636	$288,030
Deposits	$391,229	$344,016
Shareholders' equity	$40,315	$38,543

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Performance Data & Ratios
Net income	$1,074	$1,012	$2,139	$2,059
Earnings per share, basic	$0.42	$0.40	$0.84	$0.81
Earnings per share, diluted	$0.42	$0.40	$0.84	$0.81
Dividends paid per share	$0.11	$0.10	$0.22	$0.20
Return on assets	0.92%	0.96%	0.91%	0.99%
Return on equity	10.69%	10.63%	10.80%	10.96%
Net interest margin (tax equivalent)	4.15%	4.21%	4.06%	4.25%
Dividend payout ratio	26.11%	25.19%	26.20%	24.75%
Efficiency ratio	70.34%	70.69%	70.25%	70.27%

Asset Quality Data & Ratios
Total nonperforming loans	$1,285	$665	$1,285	$665
Total nonperforming assets	$1,293	$747	$1,293	$747
Net loan charge offs	$141	$(7)	$179	$(10)
Reserve for loan losses to total loans	0.96%	1.08%	0.96%	1.08%
Nonperforming loans/total loans	0.40%	0.23%	0.40%	0.23%
Nonperforming assets/total assets	0.27%	0.18%	0.27%	0.18%
Net charge offs / average loans	0.18%	(0.01)%	0.12%	(0.01)%

Capital Ratios
Average common equity to average total assets	8.56%	9.05%	8.47%	8.99%
Common equity Tier 1 capital ratio	12.59%	13.28%	12.59%	13.28%
Tier 1 capital ratio	12.59%	13.28%	12.59%	13.28%
Tier 1 leverage ratio	8.96%	9.22%	8.96%	9.22%
Total risk based capital ratio	13.53%	14.35%	13.53%	14.35%
Book value per share	$15.83	$15.13	$15.83	$15.13
Tangible book value per share	$15.81	$15.11	$15.81	$15.11

Quarterly	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Averages	2017	2017	2016	2016	2016

Assets	$469,201	$466,019	$452,865	$435,880	$420,685
Loans, less unearned income & discount	$312,848	$302,620	$291,573	$289,978	$279,543
Deposits	$390,268	$388,761	$374,346	$357,421	$341,569
Equity	$40,169	$39,054	$39,178	$39,110	$38,080
Return on assets	0.92%	0.91%	0.89%	0.89%	0.96%
Return on equity	10.69%	10.91%	10.23%	9.95%	10.63%
Net income	$1,074	$1,065	$1,002	$973	$1,011
Net income per share, basic	$0.42	$0.42	$0.39	$0.38	$0.40
Net income per share, diluted	$0.42	$0.42	$0.39	$0.38	$0.40
Dividends paid per share	$0.11	$0.11	$0.11	$0.11	$0.10

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